Exhibit 10.6

WIND RIVER SYSTEMS, INC.

AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter (the “Amendment”) is made effective as of the last date signed below, by and between Wind River Systems, Inc. (the “Company”) and Ian Halifax (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Offer Letter dated January 30, 2007 (the “Offer Letter”).

WHEREAS, the Company and Executive desire to amend the Offer Letter to enhance Executive’s severance benefits on or following a change of control of the Company and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Change of Control and Severance Provisions. The change of control and severance provisions of the Offer Letter (other than the Cause and Good Reason definitions, which remain intact) are hereby replaced in their entirety with the following:

As a Vice President of Wind River Systems, you are considered an “Eligible Employee” under the Executive Officers’ Change of Control Incentive Plan (the “Change of Control Plan”) and the Vice Presidents’ Severance Benefits Plan (the “Severance Plan”). Additionally, in the event you are terminated without Cause or voluntarily terminate your employment within ninety (90) days after you learn of the occurrence of the event which forms the basis for your termination for Good Reason (both as defined herein) and such termination is not covered by the Change of Control Plan, then, subject to your entering into and not revoking a release of claims in substantially the same applicable form as attached to the Severance Plan (the “Release”) you will receive the following severance benefits:

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an amount equal to 12 months of your base salary as of your termination date plus an amount equal to one hundred percent (100%) of your actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, less required withholdings and deductions, payable commencing within ten (10) days after the effective date of the Release in equal monthly installments over the period of 12 months from your termination date;

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12 months of additional credit towards the vesting and exercisability of all equity awards then held by you, with such equity awards remaining exercisable pursuant to the terms of the Company’s applicable compensatory stock plans and the corresponding award agreements.

Any severance benefits due to you under the Severance Plan shall be automatically reduced to the extent you receive the severance benefits set forth above.

Moreover, if on or after a Change of Control, as such term is defined in the Change of Control Plan (a “Change of Control”), (i) you remain employed by the Company or its acquirer (or a parent or subsidiary of acquirer’s) for a period of time of up to six (6) months as designated by the acquirer in its sole discretion (the “Post-Change of Control Service Period”), (ii) you are terminated without Cause prior to the end of the Post-Change of Control Service Period, or (iii) you voluntarily terminate your employment within ninety (90) days after you learn of the occurrence of the event which forms the basis for your termination for Good Reason (both as defined herein), then, subject to your entering into and not revoking a Release you will receive the following retention/severance benefits:

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an amount equal to 12 months of your base salary as of your termination date plus an amount equal to one hundred percent (100%) of your actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, less required withholdings and deductions, payable in equal monthly installments over the period of 12 months from your termination date;

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reimbursement of the cost of continued health insurance coverage for you and your eligible dependents, if Executive elects continued coverage under federal COBRA or any state law equivalent, for a period of 24 months from the termination date. Such reimbursements shall be made within thirty (30) days of the premium payment; and

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one hundred percent (100%) accelerated vesting and exercisability of all equity awards with respect to the Company’s common stock, with such awards remaining exercisable pursuant to the terms of the Company’s applicable compensatory stock plans and the corresponding award agreements.

Any severance benefits due to you under the Change of Control Plan shall be automatically reduced to the extent you receive the severance/retention benefits set forth above.

If, in connection with a Change of Control, California Business and Professions Code Section 16601 applies to you or a forfeiture of certain compensation and benefits in the event of competitive activity is otherwise permitted by applicable law, and if you engage in “Competitive Activity” (as defined below), you shall forfeit your right to receive any unpaid Change of Control cash severance/retention payments and unreimbursed insurance coverage costs and any unexercised stock awards, the vesting and exercisability of which were accelerated pursuant to the Change of

Control severance/retention benefits set forth herein, and the Company may rescind the exercise of any stock award, the vesting of which was so accelerated, within 24 months after such exercise or demand that you pay over to the Company the proceeds you received upon the sale, transfer or other transaction involving such stock award shares, in such manner and on such terms and conditions as the Company may require. For purposes of this offer letter, you shall be considered to have engaged in Competitive Activity if, during the period of 24 months following your termination of employment, you, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any similar capacity, engage in, become financially interested in, become employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company, anywhere in the world, in the business of embedded software (which is defined as device operating systems that are embedded in electronic devices to control the operation of a device and to facilitate the execution of higher-level application software systems, and related software tools). Notwithstanding the foregoing, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

Executive’s receipt of severance or retention payments and benefits under this offer letter is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following the triggering event (the “Release Period”). No severance or retention will be paid or provided until the Release becomes effective. No severance or retention will be paid or provided unless the Release becomes effective during the Release Period. In the event the triggering event occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by the payment schedule applicable to each payment or benefit or Code Section 409A.

2. Code Section 409A. The following paragraphs shall be added at the end of the Offer Letter:

Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your termination (other than due to death), then the cash severance benefits payable to you under this offer letter, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this offer letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You agree to work with the Company together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

3. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

5. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

6. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7. Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

8. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

(Signature page follows)

IAN HALIFAX	WIND RIVER SYSTEMS, INC.

/s/ Ian Halifax	/s/ Ken Klein
Signature	Signature

Ken Klein
Print Name

Date: 16 October, 2008	CEO
Print Title

Date: 10/16/08

(Signature page to Amendment to Halifax Offer Letter)